                                                               EXHIBIT 99.1A5(a)

                      METROPOLITAN LIFE INSURANCE COMPANY

          RIDER:  VARIABLE ADDITIONAL INSURANCE BOUGHT WITH DIVIDENDS

          This rider is a part of the policy to which it is attached.


This rider provides an additional dividend option. While this option is in effect, we will use the annual dividends credited to your policy to buy variable life insurance.

                                  DEFINITIONS

The "Date of Rider" is shown on page 3.  It is the effective date of this rider.

"Dividends" mean all dividends credited under your policy. They include any dividends from any optional benefit rider in your policy, as well as any dividend amounts transferred or converted from other dividend options.

The "Investment Start Date" is the date the first dividend under this option is applied to the Separate Account.

A "Valuation Date" is each day on which there is enough trading in a portfolio's securities that the current value of its shares could change materially. In general, Valuation Dates will be days when the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis for such Valuation Date, as long as the basis is not inconsistent with applicable laws.

A "Valuation Period" is the period between two successive Valuation Dates starting at 4:00 P.M., New York City time, on each Valuation Date and ending at 4:00 P.M., New York City time, on the next succeeding Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation Period as long as the basis is not inconsistent with applicable law.

The "Separate Account" is the Metropolitan Life Separate Account UL, the account to which we will apply your dividends.

The "Investment Division" in the Separate Account is the METLIFE STOCK INDEX PORTFOLIO. The investment objective of this portfolio is to equal the performance of the Standard & Poor's 500 Composite Stock Price Index (adjusted to assume the reinvestment of dividends) by investing in the common stock of companies that are included in the index.

The "Cash Value" is the value of your funds in the Separate Account. The cash value is based on the dividends applied to the Separate Account. The cash value reflects the investment experience of the Separate Account and may increase or decrease daily. It is not guaranteed.

The "Conditional Guaranteed Death Benefit" is the amount of death benefit needed at a given point in time to maintain this benefit as life insurance under the Internal Revenue Code. Any transfer of insurance under this option will reduce or eliminate the Conditional Guaranteed Death Benefit. This guarantee will also end if you change to another dividend option.


                                                        (Continued on next page)

"Net Single Premiums" are used to calculate the amount of variable additional insurance under this benefit. A table showing the net single premiums for each policy anniversary is attached to this rider.

A "Cost of Insurance Charge" is deducted each month from the cash value of your account. We may change these charges, but they will never be more than the guaranteed monthly percentages shown in the table at the end of this rider.

The "Separate Account Charge" is .75 % a year if your policy has a face amount of less than $250,000. This is equal to a monthly charge of .062286%. If your policy's face amount is $250,000 or more, your charge is .50% a year. This is equal to a monthly charge of .041571%. The Separate Account Charge covers our administrative costs and the mortality and expense risks that we assume. It is deducted each month from the cash value.

The "net cash value" is the cash value of your variable additional insurance minus the monthly cost of insurance and separate account charges.

VARIABLE ADDITIONAL INSURANCE DEATH BENEFIT--We will use your dividends to buy variable insurance that will be included in the insurance proceeds payable on the death of the insured. The amount of insurance is subject to change on each Valuation Date. We determine the amount of the death benefit on the date of death of the Insured as follows:

 1. On the Investment Start Date, we take the sum of all dividend amounts and then divide by the applicable Net Single Premium at the insured's attained age to provide the variable additional insurance death benefit.

 2. For each day in the Valuation Period until another dividend amount is credited, transferred, or converted, the variable insurance death benefit is the net cash value divided by the Net Single Premium for that day. If the Conditional Guaranteed Death Benefit is larger, we will pay that amount instead.

 3. On a policy anniversary, we take all the dividends credited on that anniversary and add them to the net cash value of the variable additional insurance determined on the last Valuation Date of the last policy year and then divide that sum by the Net Single Premium for the insured's attained age. This is the total variable additional insurance death benefit for the first day of the new policy year.

CASH VALUE--The cash value of the variable additional insurance under this rider is determined as follows:

 1. On the Investment Start Date, the cash value is equal to the sum of any dividends credited.

 2. For each day in the Valuation Period until another dividend amount is credited transferred, or converted, the cash value is equal to the value of the Investment Division of the Separate Account.

 3. On a policy anniversary, the cash value is equal to the net cash value on the last Valuation Date of the previous year and all dividends credited on that anniversary.



                                               (Continued on next page)

                                SEPARATE ACCOUNT


Separate Account UL is an investment account set up and kept by us, apart from our general account or other separate investment accounts. It is used for variable additional insurance and for other policies and contracts as permitted by law.

We own the assets of the Separate Account. Assets equal to our reserves and other liabilities of the Separate Account will not be charged with the liabilities that arise from any other business that we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

Income and realized and unrealized gains or losses from the assets of the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.

The Separate Account will be valued at the end of each Valuation Period.

RIGHT TO MAKE CHANGES--We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of benefits such as this one, or would be appropriate in carrying out the purposes of such benefits. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

Some examples of the changes we may make include:



* To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

* To take any action necessary to comply with or obtain any exemptions from the Investment Company Act of 1940.

* To transfer any assets in the Investment Division to one or more separate accounts, or to our general account, or to add Investment Divisions to the Separate Account.

* To substitute, for the investment company shares held in the Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

* To change the way we assess charges, but without increasing the aggregate charged to the Separate Account.

* To make any other necessary technical changes in this benefit in order to conform with any action this provision permits us to take.





                                                     (Continued on next page)

If any of these changes result in a material change in the underlying investments of the Separate Account, we will notify you of such change.


TRANSFERS--You may transfer existing paid-up insurance under the paid-up additions dividend option described in your policy to this rider. You may also transfer the variable paid-up insurance under this rider to the paid-additions option in your policy. For both types of transfers, you must request the transfer in writing. We will take the cash value of the existing paid-up insurance, determined on the date of your request, add it to the cash value of the paid-up insurance to which you have asked it to be transferred and will apply the total cash value as a net single premium, based on the insured's sex and attained age, to buy additional insurance under that option. No transfer will take effect before the Investment Start Date.

WITHDRAWALS--You may withdraw all or part of the cash value of this option at any time. To do so, you must send us a written request. A withdrawal will reduce the amount of variable additional insurance payable as of the date of withdrawal. The reduced amount of insurance will be the amount of additional insurance that the remaining net cash value, if any, will buy at the net single premium for the Insured's sex and attained age on the date of withdrawal. When we receive your request, we will transfer the amount requested to the paid-up additions dividend option described in your policy and then pay you the cash value.

DEFERMENT--We reserve the right to defer the calculation and payment of the variable additional insurance benefit under certain circumstances. Generally, it will not be practical for us to determine the value of the Investment Division of the Separate Account during any period when the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings) or when the Securities and Exchange Commission restricts trading or determines an emergency exists. In these cases, we reserve the right to defer:
(a) the determination, application, or payment of a cash withdrawal; (b) the transfer of a cash value amount; and (c) the payment of the variable additional insurance as part of the policy's insurance proceeds.

PREMIUM PAYMENT ARRANGEMENT--Once the cash value of your variable additional insurance is large enough to pay 3 annual premiums under your policy, you may ask us in writing to transfer cash value amounts from this option to the paid-up additions option in your policy to pay future annual premiums as they are due. The Premium Payment Arrangement will continue as long as the cash value of the variable additional insurance is sufficient to pay the total annual premium under your policy. You may ask us to cancel this arrangement at any time.

CHANGE OF OPTION--You may change dividend options at any time. To do so you must write to us and request the change. A request for a change to the Variable Additional Insurance option from another option must be made at least 60 days before a policy anniversary.

REINSTATEMENT--If your policy is in force but dividends can no longer be used to buy variable additional insurance under this rider, you may write to us and ask us to reinstate your rider.



                                                   (Continued on next page)

If your policy has ended because premiums due were not paid before the end of the grace period, your rider will be reinstated when you reinstate your policy.

AGE AND SEX--If the insured's age or sex on the Date of Rider is not correct as shown on page 3 of the policy, we will recalculate the amount of variable additional insurance by using the Cost of Insurance Charges and the Net Single Premiums applicable to the insured's correct age and sex.

INCONTESTABILITY AND SUICIDE--The Incontestability and Suicide provisions of the policy will also apply to this rider but will be measured from the Date of Rider.

ANNUAL REPORTS--Each year we will send you a report showing the current amount of variable additional insurance and cash value. The report will also show the amount and type of credits to and deductions from the cash value during the past year. It will also include any other information required by state laws and regulations.

TERMINATION--Your dividends will continue to buy variable additional insurance under this rider until the earliest of the following dates:

1.   At the end of the grace period of the first unpaid premium.

2.   On the date we receive your written request to end this rider.

3.   On the date you change the plan of insurance of this policy.

We will transfer any remaining variable additional insurance to the paid-up additions dividend option described in your policy.


                                  ENDORSEMENT

When this rider is part of the policy, any dividends credited to an Option for Paid-Up Additional Insurance rider will be applied to buy variable additional insurance in the same way as any other dividend amounts under this policy.

                         TABLE OF NET SINGLE PREMIUMS

   AGE ON POLICY                                              AGE ON POLICY
    ANNIVERSARY             MALE             FEMALE            ANNIVERSARY              MALE             FEMALE
--------------------------------------------------------------------------------------------------------------------
         2                .09034            .07490                 51                 .42268            .36232
         3                .09303            .07714                 52                 .43512            .37326
         4                .09586            .07949                 53                 .44776            .38443
         5                .09884            .08195                 54                 .46057            .39582
         6                .10198            .08453                 55                 .47352            .40746
         7                .10530            .08723                 56                 .48662            .41936
         8                .10880            .09006                 57                 .49986            .43154
         9                .11248            .09301                 58                 .51325            .44405
         10               .11631            .09609                 59                 .52678            .45692
         11               .12028            .09931                 60                 .54046            .47014
         12               .12437            .10264                 61                 .55426            .48369
         13               .12853            .10608                 62                 .56814            .49753
         14               .13272            .10962                 63                 .58205            .51159
         15               .13693            .11326                 64                 .59597            .52581
         16               .14116            .11701                 65                 .60986            .54017
         17               .14542            .12086                 66                 .62371            .55466
         18               .14974            .12484                 67                 .63752            .56932
         19               .15415            .12894                 68                 .65130            .58420
         20               .15870            .13318                 69                 .66506            .59933
         21               .16342            .13758                 70                 .67876            .61470
         22               .16834            .14213                 71                 .69236            .63026
         23               .17348            .14686                 72                 .70579            .64592
         24               .17887            .15176                 73                 .71895            .66156
         25               .18452            .15684                 74                 .73177            .67706
         26               .19045            .16211                 75                 .74419            .69233
         27               .19665            .16757                 76                 .75623            .70735
         28               .20312            .17322                 77                 .76791            .72211
         29               .20987            .17907                 78                 .77929            .73664
         30               .21688            .18513                 79                 .79043            .75096
         31               .22417            .19140                 80                 .80134            .76505
         32               .23171            .19789                 81                 .81199            .77887
         33               .23952            .20461                 82                 .82233            .79231
         34               .24760            .21155                 83                 .83226            .80528
         35               .25594            .21872                 84                 .84170            .81770
         36               .26453            .22612                 85                 .85064            .82954
         37               .27338            .23374                 86                 .85911            .84083
         38               .28248            .24156                 87                 .86718            .85161
         39               .29183            .24958                 88                 .87496            .86196
         40               .30142            .25780                 89                 .88256            .87198
         41               .31125            .26620                 90                 .89014            .88179
         42               .32131            .27480                 91                 .89787            .89155
         43               .33160            .28360                 92                 .90599            .90143
         44               .34214            .29262                 93                 .91475            .91165
         45               .35291            .30185                 94                 .92441            .92247
         46               .36392            .31132                 95                 .93512            .93402
         47               .37518            .32103                 96                 .94681            .94629
         48               .38668            .33099                 97                 .95910            .95890
         49               .39844            .34118                 98                 .97112            .97100
         50               .41044            .35163                 99                 .98054            .98066
                                                                  100                1.00000           1.00000
--------------------------------------------------------------------------------------------------------------------

THE NET SINGLE PREMIUM ON A DATE DURING A POLICY YEAR IS DETERMINED BY INTERPOLATION BETWEEN THE VALUES FOR THE ANNIVERSARIES IMMEDIATELY FOLLOWING THAT DATE.

             TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE CHARGES

  Attained          Guaranteed Maximum           Attained           Guaranteed Maximum
     Age            Monthly Percentage             Age              Monthly Percentage
---------------------------------------------------------------------------------------------
      2                  .082954                    51                    .086256
      3                  .078824                    52                    .089558
      4                  .073039                    53                    .093682
      5                  .066423                    54                    .096981
      6                  .060631                    55                    .101103
      7                  .054834                    56                    .104398
      8                  .050692                    57                    .107693
      9                  .048205                    58                    .110987
     10                  .047376                    59                    .115102
     11                  .049034                    60                    .118393
     12                  .054006                    61                    .122505
     13                  .060631                    62                    .126615
     14                  .067251                    63                    .131544
     15                  .074692                    64                    .136471
     16                  .080476                    65                    .140575
     17                  .083780                    66                    .145497
     18                  .085431                    67                    .149596
     19                  .085431                    68                    .153694
     20                  .083780                    69                    .156971
     21                  .080476                    70                    .161884
     22                  .077172                    71                    .166795
     23                  .073039                    72                    .172520
     24                  .068905                    73                    .178242
     25                  .063941                    74                    .184777
     26                  .060631                    75                    .190491
     27                  .058147                    76                    .196202
     28                  .055663                    77                    .200279
     29                  .054006                    78                    .203539
     30                  .052349                    79                    .206798
     31                  .051520                    80                    .210056
     32                  .051520                    81                    .214127
     33                  .051520                    82                    .217382
     34                  .051520                    83                    .222263
     35                  .052349                    84                    .226328
     36                  .054006                    85                    .229579
     37                  .054834                    86                    .232016
     38                  .056491                    87                    .233641
     39                  .058147                    88                    .234453
     40                  .060631                    89                    .233641
     41                  .063114                    90                    .232016
     42                  .064769                    91                    .228766
     43                  .067251                    92                    .223076
     44                  .069732                    93                    .216568
     45                  .072213                    94                    .208427
     46                  .073866                    95                    .201094
     47                  .076345                    96                    .195387
     48                  .078824                    97                    .190491
     49                  .081302                    98                    .183144
     50                  .083780                    99                    .163521
---------------------------------------------------------------------------------------------

Monthly cost of insurance charges are assessed as a percentage of the beginning of month fund value. Monthly cost of insurance charges will never be less than $0.01.